Exhibit 99.1
3 Q Financial Report

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS THIRD QUARTER 2006 RESULTS
Global spring product backlog increased 15.4% to $414.5 million
Highlights:
•	Global net sales increased 10.8 percent to $454.1 million, a third quarter record, compared to third quarter 2005 net sales of $409.8 million.

•	Third quarter net income was $60.3 million, or $1.67 per diluted share, net of $0.04 per share of stock-based compensation expense, compared to $66.5 million, or $1.74 per diluted share, for the same period last year. For purposes of comparison, Columbia recorded a tax benefit of $5.6 million, or $0.14 per diluted share in the third quarter of last year, resulting from the favorable conclusion of various income tax audits.

•	Global spring product backlog increased 15.4 percent to $414.5 million compared to September 30, 2005; consolidated backlog, which includes fall product orders, increased 17.8 percent to $693.9 million.

•	Columbia’s board of directors approved the initiation of a quarterly dividend of $0.14 per share, payable on November 30, 2006 to shareholders of record on November 16, 2006.

•	Columbia expects 2006 net sales growth of approximately 11 percent and estimates 2006 diluted earnings per share of $3.26 to $3.29, including approximately $0.18 per share of projected stock-based compensation expense.
Portland, Ore. — October 26, 2006 — Columbia Sportswear Company (Nasdaq: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $454.1 million for the quarter ended September 30, 2006, an increase of 10.8 percent compared to net sales of $409.8 million for the same period of 2005. Net income for the third quarter was $60.3 million, a 9.3 percent decrease compared to net income of $66.5 million for the same period of 2005. For purposes of comparison, Columbia recorded a tax benefit of $5.6 million, or $0.14 per diluted share in the third quarter of last year, resulting from the favorable conclusion of various income tax audits. Earnings per share for the third quarter of 2006 were $1.67 (diluted) on 36.1 million weighted average shares, net of $0.04 per share of stock-based compensation expense, compared to earnings per share of $1.74 (diluted) for the third quarter of 2005 on 38.1 million weighted average shares.
Compared to the third quarter of 2005, U.S. sales increased 12.8 percent to $276.3 million, Other International sales increased 15.1 percent to $57.8 million, European sales increased 6.9 percent to $66.4 million, and Canadian sales increased 1.9 percent to $53.6 million for the third quarter of 2006.

Excluding changes in currency exchange rates, consolidated net sales for the third quarter of 2006 increased 9.1 percent. U.S. sales increased 12.8 percent, Other International sales increased 14.9 percent, European sales increased 2.3 percent, and Canadian sales decreased 5.7 percent for the third quarter of 2006 (see “Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates” below).
For the third quarter of 2006, sportswear sales increased 16.6 percent to $146.6 million, outerwear sales increased 8.1 percent to $217.8 million, footwear sales increased 8.8 percent to $69.4 million, equipment sales increased 150.0 percent to $4.5 million, and accessories sales decreased 7.6 percent to $15.8 million compared to the third quarter of 2005.
Tim Boyle, Columbia’s president and chief executive officer, commented, “Third quarter gross margins were higher than anticipated due to better than expected gross margins on Columbia-branded sportswear, Pacific Trail, and Mountain Hardwear apparel. Growth in global sales was driven by strong demand for our sportswear and outerwear products domestically and, to a lesser degree, sportswear in Europe and outerwear in our international distributor markets. Selling and operating expenses were managed effectively, increasing in line with sales growth. The stronger than projected gross margins and effective cost management drove better than expected third quarter results.”
Backlog
The Company reported that as of September 30, 2006, spring backlog increased 15.4 percent to $414.5 million, compared to spring backlog of $359.3 million at September 30, 2005. Consolidated product backlog, which includes global fall orders at September 30, 2006, was $693.9 million, an increase of 17.8 percent compared to consolidated product backlog of $588.8 million at September 30, 2005.
Mr. Boyle commented, “Spring order growth was strong, driven by exceptional sportswear growth globally. Spring outerwear orders were also strong. Footwear orders, including our new Montrail brand, increased less than the corporate average; however, excluding Montrail orders, global spring footwear backlog decreased slightly. Geographically, domestic spring apparel orders were very strong, and international growth was driven by exceptional strength in international distributor markets. The growth in consolidated orders, including spring backlog, provides good near-term revenue visibility. Revenue from the consolidated backlog that we reported today will begin to be recognized when these orders are shipped, beginning in the fourth quarter of this year and continuing into the third quarter of next year. As always, you should be aware that there are a number of factors that could cause our future sales to differ from reported future order backlog, including order cancellations, reorders and fluctuations in foreign currency rates.”
Dividend Initiation
The Company announced today that the board of directors has approved the initiation of a quarterly dividend of $0.14 per share, initially payable on November 30, 2006 to shareholders of record on November 16, 2006.

Guidance
Mr. Boyle continued, “Based on our current outlook, we anticipate fourth quarter 2006 revenue growth of approximately 14 percent and net income decline of 4 to 7 percent, including approximately $1.1 million in after-tax stock-based compensation expense, compared to the same period of 2005. For the full year 2006, we anticipate net sales growth of approximately 11 percent compared to 2005, and diluted earnings per share of $3.26 to $3.29, including approximately $0.18 in stock-based compensation expense. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
Mr. Boyle concluded, “Based in part on the reported spring backlog, we expect revenue growth for the first quarter of 2007 of approximately 11 percent and diluted earnings per share of approximately $0.55 to $0.58. As a reminder, spring accounts for a relatively small percentage of our overall business; the bulk of our revenues and profits historically come in the second half of the year. Further out, it is difficult for us to gauge revenue and profitability levels until we gain more visibility into the fall 2007 season. We will provide full year 2007 financial guidance when we report our fall backlog results in April 2007. Please note that these projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on third quarter 2006 results on Thursday, October 26, 2006 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s third quarter 2006 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities and expectations. To participate, please dial 800-851-3059 in the United States and Canada (International callers can dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com. The webcast will be archived on the investor information section of the Company’s website until November 9, 2006.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the designing, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the fourth quarter and full year 2006 and the first quarter of 2007. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
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COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,
	2006	2005
Current Assets:
Cash and cash equivalents	$28,998	$120,196
Short-term investments	41,580	28,100
Accounts receivable, net	374,451	361,870
Inventories	272,113	223,048
Deferred tax asset	24,145	18,978
Prepaid expenses and other current assets	17,614	14,654

Total current assets	758,901	766,846

Property, plant and equipment, net	195,651	160,652
Intangibles and other assets	69,674	38,745

Total assets	$1,024,226	$966,243

Current Liabilities:
Notes payable	$29,637	$—
Accounts payable	72,352	89,554
Accrued liabilities	79,309	68,912
Income taxes payable	42,077	29,323
Current portion of long-term debt	3,727	7,185

Total current liabilities	227,102	194,974

Long-term debt and other liabilities	3,743	7,445
Deferred tax liability	9,460	10,782
Shareholders’ equity	783,921	753,042

Total liabilities and shareholders’ equity	$1,024,226	$966,243

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$454,140	$409,757	$925,904	$841,694
Cost of sales	255,892	221,383	534,595	472,524

Gross profit	198,248	188,374	391,309	369,170
	43.7%	46.0%	42.3%	43.9%

Selling, general, and administrative	108,292	97,450	270,191	240,360
Net licensing income	(1,226)	(1,163)	(3,350)	(2,786)

Income from operations	91,182	92,087	124,468	131,596

Interest (income) expense, net	(927)	(989)	(4,740)	(3,694)

Income before income tax	92,109	93,076	129,208	135,290

Income tax provision	31,778	26,620	44,577	41,184

Net income	$60,331	$66,456	$84,631	$94,106

Net income per share:
Basic	$1.69	$1.76	$2.33	$2.42
Diluted	1.67	1.74	2.30	2.39
Weighted average shares outstanding:
Basic	35,687	37,782	36,366	38,964
Diluted	36,059	38,138	36,768	39,377

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Quarter ended September 30, 2006
	Amount
	(millions)	% Change
Consolidated:
Net sales increase (GAAP)	$44.3	10.8%
Effect of currency exchange rate changes	(6.9)	(1.7)

Net sales increase excluding changes in currency exchange rates	$37.4	9.1%

United States:
Net sales increase (GAAP)	$31.4	12.8%

Europe:
Net sales increase (GAAP)	$4.3	6.9%
Effect of currency exchange rate changes	(2.8)	(4.6)

Net sales increase excluding changes in currency exchange rates	$1.5	2.3%

Canada:
Net sales increase (GAAP)	$1.0	1.9%
Effect of currency exchange rate changes	(4.0)	(7.6)

Net sales decrease excluding changes in currency exchange rates	$(3.0)	(5.7%)

Other International:
Net sales increase (GAAP)	$7.6	15.1%
Effect of currency exchange rate changes	(0.1)	(0.2)

Net sales increase excluding changes in currency exchange rates	$7.5	14.9%

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